Exhibit 99.1

Essent Announces Inaugural A.M. Best Financial Strength Rating of A (Excellent)
HAMILTON, Bermuda, September 6, 2018 - Essent Group Ltd. (NYSE: ESNT) announced today that A.M. Best has assigned Financial Strength Ratings of A (Excellent) to Essent Guaranty, Inc., Essent Guaranty of PA, Inc. and Essent Reinsurance Ltd. (collectively, “Essent”). The outlooks assigned to these credit ratings are stable, and are effective as of September 5, 2018.
“We are very pleased to have been assigned an A.M. Best Financial Strength Rating of A (Excellent) pertaining to our primary operating subsidiaries,” said Mark Casale, Chairman and Chief Executive Officer. “A.M. Best’s Financial Strength Rating is a significant achievement for our franchise as it reflects our strong balance sheet, operating performance and risk management expertise. Additionally, the A.M. Best Financial Strength Rating provides independent assessment and transparency for counterparties relying on our financial strength and the value of our mortgage insurance and reinsurance products offered across our platforms.”
A.M. Best also assigned a Long-Term Issuer Credit Rating of “a” to Essent Guaranty, Inc., Essent Guaranty of PA, Inc. and Essent Reinsurance Ltd. with outlooks that are stable. The Long-Term Issuer Credit Rating reflects A.M. Best’s view of an issuer/entity's ability to meet its ongoing financial obligations.
According to A.M. Best:

•	Essent’s risk-adjusted capital, as measured by the Best Capital Adequacy Ratio (BCAR), is currently at the strongest level on a stressed and unstressed basis.

•	Essent’s operating performance is assessed as strong based on positive underwriting performance results as reflected in loss and combined ratios over the past five years.

•	Essent’s business profile is assessed as limited, as the company is a monoline (re)insurer.

•	Essent’s overall Enterprise Risk Management (ERM) assessment is appropriate, as the company employs a robust ERM framework and infrastructure embedded across the company.

About the Company
Essent Group Ltd. (NYSE: ESNT) is a Bermuda-based holding company which, through its wholly-owned subsidiary Essent Guaranty, Inc., offers private mortgage insurance for single-family mortgage loans in the United States. Essent provides private capital to mitigate mortgage credit risk, allowing lenders to make additional mortgage financing available to prospective homeowners. Headquartered in Radnor, Pennsylvania, Essent Guaranty, Inc. is licensed to write mortgage insurance in all 50 states and the District of Columbia, and is approved by Fannie Mae and Freddie Mac. Essent Group Ltd. also offers mortgage-related insurance, reinsurance and advisory services through its Bermuda-based subsidiary, Essent Reinsurance Ltd. Additional information regarding Essent may be found at www.essentgroup.com and www.essent.us.
Source: Essent Group Ltd.
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Investor Relations Contact
Christopher G. Curran
Senior Vice President - Investor Relations
855-809-ESNT
ir@essentgroup.com